Mueller Water Products
First Quarter 2012
Conference Call Script

Martie Zakas, Introduction and Safe Harbor Statement

Good morning everyone. Welcome to Mueller Water Products' fiscal 2012 first quarter conference call. We issued our press release reporting results of operations for the quarter ended December 31, 2011 yesterday afternoon. A copy of it is available on our website, muellerwaterproducts.com.

Mueller Water Products had approximately 156.4 million shares outstanding at December 31, 2011.

Discussing the first quarter's results this morning are Greg Hyland, our chairman, president and CEO, and Evan Hart, our CFO.

This morning's call is being recorded and webcast live on the Internet. We have also posted slides on our website which are available to help illustrate the quarter's results as well as to address our safe harbor disclosure statement and our non-GAAP disclosure requirements.

At this time, please refer to slide 2. This slide identifies certain non-GAAP financial measures that we reference in our press release, on our slides and on this call, and discloses the reasons why we believe these measures provide useful information to investors. As required by Regulation G, reconciliations between non-GAAP and GAAP financial measures are included in the supplemental information within our press release and on our website.

Slide 3 is our safe harbor disclosure statement addressing forward-looking statements. This slide includes cautionary statements identifying important factors that could cause actual results to differ materially from those included in the forward-looking statements, as well as specific examples of forward-looking statements. Please take note of the disclaimers provided on slides 2 and 3 in their entirety.

During this call, all references to a specific year or quarter refer to our fiscal year which ends on September 30, unless specified otherwise.

The archived webcast and the corresponding slides will be available for at least 90 days in the Investor Relations section of our website. In addition, we will furnish a copy of our prepared remarks on Form 8-K later this morning.

After the prepared remarks, we will open the call to questions from our dial-in participants.

I'll now turn the call over to Greg.

Greg Hyland:

Thank you Martie and good morning everyone.

We appreciate you joining us today as we discuss our results for the 2012 first quarter. I'll begin with a brief overview of the first quarter, followed by Evan's detailed financial report which covers key drivers affecting our businesses. After that, I will follow with additional comments on our recent results as well as our outlook for the second quarter. We will then open the call to questions.

Mueller Co.'s domestic valve and hydrant volume grew slightly in the first quarter on a year-over-year basis; however, this growth was more than offset by reduced demand in Canada and a drop off in shipments of valves to the water treatment market. We also saw net sales growth in the first quarter from Mueller Systems and Echologics, the leak detection business that we acquired in December 2010. Our investments in these businesses are negatively impacting Mueller Co.'s operating income in the short term; however, we are bullish about their long-term potential with the traction we believe we are gaining in the marketplace.

U.S. Pipe's net sales and volume both increased in the first quarter year-over-year, contributing to their improved operating performance.

Once again, Anvil continued to deliver year-over-year growth with adjusted income from operations increasing 20 percent on a net sales increase of 4.7 percent. Adjusted income from operations benefited from higher sales pricing and productivity improvements.

I will now turn the call over to Evan who will provide more details on the first quarter financial results.

Evan Hart - Financial Summary

Good morning everyone. I'll first review the consolidated results and then discuss segment performance.

Consolidated net sales for the 2012 first quarter of $311.5 million increased 8.3% compared to net sales for the 2011 first quarter of $287.6 million. Net sales increased due to higher prices of $16.2 million and higher shipment volumes of $7.9 million, partially offset by $0.2 million of unfavorable Canadian currency exchanges rates.

Consolidated gross profit of $51.8 million for the 2012 first quarter improved from gross profit of $49.6 million for the 2011 first quarter. Gross profit for the 2012 first quarter was positively impacted primarily by higher sales prices of $16.2 million and net manufacturing and other cost savings of $6.7 million. These items were partially offset by higher raw material costs of $14.2 million, higher per-unit overhead costs due to lower production of $3.8 million, and lower shipment volumes of $1.3 million.

Consolidated selling, general and administrative expenses of $53.4 million for the 2012 first quarter compare to $52.0 million for the 2011 first quarter. The year-over-year increase is due primarily to expenses associated with the further development of our Mueller Systems and leak detection businesses.

Adjusted loss from operations for the 2012 first quarter improved to $1.6 million from an adjusted loss from operations for the 2011 first quarter of $2.4 million. Adjusted results for the quarter improved at both U.S. Pipe and Anvil. The results were positively impacted by higher sales prices of $16.2 million and net manufacturing and other cost savings of $6.7 million. These items were mostly offset by higher raw material costs of $14.2 million, higher per-unit overhead costs due to lower production of $3.8 million, higher selling, general and administrative expenses of $1.4 million, and lower shipment volumes of $1.3 million.
Adjusted EBITDA margin for the 2012 first quarter was 5.7% compared to 6.2% for the 2011 first quarter.

Interest expense, net for the 2012 first quarter was $15.7 million, which included $1.4 million of non-cash costs for terminated interest rate swap contracts. This compares to $15.9 million for the 2011 first quarter, which included $1.9 million for such contracts. Although these contracts were terminated prior to 2011, the related costs are being amortized over the original term of the swap contracts.

The 2012 first quarter income tax benefit of $6.7 million resulted in an effective tax rate of 36% compared to a benefit resulting in a 40% effective tax rate in the 2011 first quarter. The higher rate in 2011 was the result of an additional benefit of about $1.0 million primarily related to adjustments of uncertain tax positions.

Adjusted net loss per share was $0.07 for the 2012 first quarter compared to adjusted net loss per share of $0.06 for the 2011 first quarter. The 2012 first quarter adjusted results exclude after-tax interest rate swap costs of $0.8 million and after-tax restructuring charges of $0.8 million. The 2011 first quarter adjusted results exclude after-tax interest rate swap costs of $1.2 million and after-tax restructuring charges of $1.2 million.

There was a weighted average of 156.0 million shares of our common stock outstanding for the 2012 first quarter compared to a weighted average of 154.9 million shares outstanding for the 2011 first quarter.

I'll now move on to segment performance and begin with Mueller Co.

Mueller Co.'s net sales were $128.1 million for the 2012 first quarter compared to net sales for the 2011 first quarter of $129.8 million. Shipment volumes at Mueller Co.'s base business decreased $6.7 million year-over-year primarily due to a fall off in Canadian sales which were down $4.5 million. Mueller Co.'s base business excludes Mueller Systems and Echologics, our newer technology businesses. Shipment volumes for domestic valves and hydrants were up slightly year-over-year. Additionally, sales at Mueller Co. benefitted from higher sales prices of $2.4 million.

Adjusted income from operations for the 2012 first quarter was $5.1 million, with an adjusted operating margin of 4.0 percent, and adjusted EBITDA was $16.3 million, with an adjusted EBITDA margin of 12.7 percent. Prior year adjusted income from operations was $8.8 million, with an adjusted operating margin of

6.8 percent, and adjusted EBITDA was $20.5 million, with an adjusted EBITDA margin of 15.8 percent Adjusted income from operations at Mueller Co.'s base business was down $1.7 million while adjusted loss from operations at Mueller Systems and Echologics increased by $2.0 million.

In summary, the $3.7 million decline in adjusted income from operations was primarily due to higher raw material costs of $3.5 million; higher selling, general and administrative expenses of $3.0 million, the majority of which is related to both investment in Echologics, acquired in December 2010, and ongoing investment in Mueller Systems; and lower shipment volumes of $2.8 million. However, adjusted income from operations benefitted from net manufacturing and other cost savings of $3.4 million and higher sales prices of $2.4 million.

As we discussed last quarter, we continue to invest in our newer water-technology businesses. Mueller Systems' and Echologics' results negatively impacted Mueller Co. margins by over 400 basis points in the 2012 first quarter.

Turning to U.S. Pipe, the 2012 first quarter represents the fifth consecutive quarter that year-over-year operating results improved.
Net sales for U.S. Pipe for the 2012 first quarter of $96.1 million increased $21.7 million, or 29.2%, from net sales for the 2011 first quarter of $74.4 million, largely due to higher shipment volumes of $15.1 million. 2012 first quarter net sales included about $8.1 million of exports to the Middle East.
The 2012 first quarter net sales also benefitted from higher pricing of $6.6 million, with pricing per ton for ductile iron pipe for the 2012 first quarter increasing both year-over-year and sequentially by 11% and 9%, respectively.
U.S. Pipe's adjusted loss from operations of $7.9 million and an adjusted EBITDA loss of $3.5 million for the 2012 first quarter improved from an adjusted loss from operations of $9.4 million and an adjusted EBITDA loss of $4.9 million for the 2011 first quarter. The 2012 first quarter benefitted from higher sales prices of $6.6 million, higher shipment volumes of $1.9 million, lower per-unit overhead costs due to higher production of $0.9 million, and manufacturing and other cost savings of $0.7 million. These items were partially offset by higher raw material costs of $8.8 million. We should note that, on a per-ton basis, the increase in sales pricing in the quarter was greater than the increase in purchase cost of raw materials during the quarter.

Turning now to Anvil where we reported our sixth consecutive year-over-year quarterly increase in adjusted operating income, which increased 20% in the first quarter year-over-year on a 4.7% increase in net sales.

Net sales for Anvil for the 2012 first quarter increased $3.9 million to $87.3 million from net sales for the 2011 first quarter of $83.4 million. Net sales increased due primarily to higher prices of $7.2 million which were partially offset by $3.2 million of lower shipment volumes.

Adjusted income from operations for the 2012 first quarter of $7.8 million increased from adjusted income from operations for the 2011 first quarter of $6.5 million. Higher sales prices of $7.2 million and manufacturing and other cost savings of $2.6 million were partially offset by higher per-unit overhead costs due to lower production of $4.7 million and higher raw material costs of $1.9 million.

For the 2012 first quarter, Anvil improved both its adjusted EBITDA and adjusted EBITDA margin year-over-year. Adjusted EBITDA increased to $11.4 million, or an adjusted EBITDA margin of 13.1%, for the 2012 first quarter compared to adjusted EBITDA of $10.2 million, or an adjusted EBITDA margin of 12.2%, for the 2011 first quarter.

Turning now to a discussion of our liquidity...

Free cash flow, which is cash flows from operating activities less capital expenditures, was a negative $20.1 million for the 2012 first quarter, compared to a negative $1.2 million for the 2011 first quarter. The year-over-year decrease in free cash flow was primarily related to a planned inventory build this quarter in advance of the announced price increase at Mueller Co. and general timing of disbursements.

At December 31, 2011, total debt was $678.5 million and included $420.0 million of 7⅜% senior subordinated notes due 2017, $221.8 million of 8¾% senior unsecured notes due 2020, $34.0 million drawn under our asset based credit agreement and $2.7 million of other. Net debt, which is total debt less cash and cash equivalents, at the end of the 2012 first quarter, was $638.9 million. As of December 31, we had $148.8 million of excess availability under our asset based credit agreement.

I'll now turn the call back to Greg.

Thanks, Evan.

I'll now elaborate a little more on our first quarter performance and then provide an outlook for our second quarter. I'll begin with Mueller Co.

During our first quarter, Mueller Co.'s domestic markets appeared to be stabilizing. We saw an increase in bookings in the first quarter on a year-over-year basis for our valves and hydrants, though we are not sure this is entirely being driven by increased market demand. Timing of distributor orders could also be influencing the year-over-year growth. We also estimate that distributor inventories are down approximately 30 percent this year compared to the same time last year.

Net sales in Canada were down approximately 28 percent, or $4.5 million, on a year-over-year basis. We believe spending is down because the Canadian stimulus program was completed in mid-2011 and residential construction in Canada continues to fall off.

Both shipments and orders for valves used in water treatment facilities, which typically account for a little more than 10 percent of Mueller Co.'s net sales, were down year-over-year. We believe that municipalities are delaying major treatment plant overhauls and are only spending money for small upgrades and expansions. For example, the number of bids we submitted for water treatment facility projects increased 37 percent in the first quarter year-over-year; however, the value of these bids was down 30 percent.

Pro forma net sales at Mueller Systems and Echologics grew 25 percent in the first quarter year-over-year, albeit off a small base. While we expect these businesses to be profitable in the second half of the year, they will lose money in the first half. In the first quarter, their results reduced Mueller Co.'s adjusted operating margin by approximately 400 basis points as we are still ramping up our investment in these businesses.

Turning to U.S. Pipe…

We believe the ductile iron pipe domestic market was fairly flat in the quarter on a year-over-year basis. However, U.S. Pipe's tonnage increased due to market share gains and export shipments. We experienced some share erosion last year, which we believe we have recovered. In addition, our orders in tons for the first quarter were up 24 percent year-over-year.

U.S. Pipe benefitted from higher pricing in the first quarter which was up 11 percent year-over-year and nine percent sequentially. Sales price per ton in January bookings continued to show both year-over-year and sequential improvement. During the first quarter, the increase in sales price per ton was greater than the increase in the per ton purchase price for scrap steel.

Anvil had another quarter with net sales and operating income growth. Most of our addressed markets are relatively stable, with the oil & gas market, which accounts for slightly less than 20% of Anvil sales, remaining strong.

Looking now to our outlook for the second quarter…

As we mentioned, we believe Mueller Co.'s domestic markets are stabilizing. As a result, we expect to see a slight increase in net sales with base Mueller Co. roughly flat year-over-year and continued net sales growth at Mueller Systems and Echologics. As a reminder, these two businesses combined currently account for just under 10% of total Mueller Co. net sales.

At Mueller Co. for the second quarter, while we expect higher raw material costs, we expect higher sales prices to at least offset this increase.

Additionally we continue to ramp up our investment in our newer technology businesses, which is primarily reflected in higher selling, general and administrative expenses. As I mentioned earlier, while we expect these businesses to be profitable in the second half of the year, they will lose money in the first half of the year, negatively impacting Mueller Co.'s results.

On January 6th, we announced a seven percent price increase on Mueller Co.'s valves and hydrants, effective February 9th. We expect that we will see a similar pull forward of orders that we saw last year as distributors buy ahead of the price increase. Therefore, we don't expect to see any real benefit from this price increase until third and fourth quarter shipments.

On a year-over-year basis, we expect second quarter net sales and operating income from our base business to be comparable with 2011; however, given the impact of our investments in Mueller Systems and Echologics, we expect that total adjusted operating income at Mueller Co. will be down slightly from a year ago.

I'll now turn to U.S. Pipe…

As mentioned previously, pricing on ductile iron pipe improved in the 2012 first quarter both year-over-year for the sixth consecutive quarter and sequentially. As we look at pricing levels in our current backlog, we believe that the 2012 second quarter pricing will continue this trend. We expect net sales in our U.S. Pipe business will again be up significantly in the 2012 second quarter year-over-year driven primarily by our planned export sales and higher sales pricing. We expect higher sales pricing to more than offset higher raw material costs in the quarter which should lead to a marked year-over-year improvement in the adjusted operating loss.

Now I'll turn to Anvil.

We expect to see slightly higher shipment volumes in the 2012 second quarter year-over-year, primarily due to the continued strength in our addressed oil & gas markets. We also expect to benefit from higher pricing. As a result of these factors, we anticipate 2012 second quarter net sales to improve modestly over last year.

We expect higher sales prices will more than offset higher raw material costs. We expect that increases in production costs and higher per unit overhead costs due to lower production will only be partially offset by our ongoing manufacturing and other cost savings initiatives. We also expect to benefit some from volume increases.

In summary for Anvil, we expect 2012 second quarter adjusted income from operations to continue to grow year-over-year.

For the Company as a whole, we believe 2012 second quarter net sales will increase year-over-year attributable primarily to price and volume increases at U.S. Pipe and price increases at Anvil.

We expect to see adjusted income from operations improve marginally year-over-year. We expect price increases to more than offset higher raw material costs and cost savings to offset inflation. Additionally, we continue to ramp up our investments in Mueller Systems and Echologics. In total, we expect second quarter operating income to improve year-over-year and be slightly better than break even.

As we said on our last call, and based on our first quarter results, we believe our water infrastructure markets have essentially hit bottom. However, we don't know if we will see year-over-year growth until the construction season begins which coincides with our third quarter.

Key variables for full year 2012 are: corporate spending is estimated to be $30 to $32 million, depreciation and amortization is estimated to be $79 to $81 million, and interest expense is estimated to be $62 to $64 million which, as a reminder, includes $5 million of non-cash interest expense associated with the terminated swap contracts.  Our effective income tax rate is expected to be between 36% and 40%.  Capital expenditures are estimated to be between $35 and $40 million.

For the full year 2012, we expect free cash flow to be higher than 2011, due primarily to improved operating results.

We continue to improve our working capital efficiency. For example, inventory turns for the twelve months ended December 31 improved about half a turn from the comparable prior year period. Additionally, we believe inventory turns will continue to improve in 2012. Furthermore, for the latest twelve months, average receivables, inventories and accounts payable as a percentage of net sales improved about 200 basis points from a year ago.

There have been some positive macro indicators that give us encouragement that our markets may be closer to an inflection point.

We believe that state and municipal budgets are in better shape than the last couple of years. State and local tax receipts grew for the sixth consecutive quarter and the annual amount as of September 30th exceeded the pre-recession peak for the second quarter in a row. In addition, the Center on Budget and Policy Priorities reported in January that state budget deficits are anticipated to be lower in 2012 than 2011.

Analysts are currently projecting increased municipal bond issuance in 2012 primarily based on municipal bond yields being at their lowest levels since 1967. While municipal bond issuances may increase, it is uncertain how much, if any, of it would be spent on water infrastructure. However, we believe it is a more attractive market for issuance than what we saw in 2011.

Finally, there are some encouraging signs in the housing market. Housing starts in December represented the 4th consecutive month of greater than 600,000 units on a seasonally adjusted annualized basis. December was the first time there have been four consecutive months of higher than 600,000 starts since April 2010. Furthermore, December single family starts are also at their highest levels since April 2010. As a potential future indicator, November and December housing permits were the two strongest months since October 2008.

In summary, any improvement with these variables is unlikely to have a near-term impact on our business. Nevertheless, they are the most positive movements we have seen in the last couple of years, although it is still too early to predict if these movements are sustainable.

Before opening the call for questions, I want to update you on our evaluation of alternatives for U.S. Pipe. We are pleased with the progress we are making in this process, working very closely with our financial advisor, Bank of America Merrill Lynch. We continue to be particularly focused on a potential sale of the business and are actively engaged in this process.

We must remind you that no decision has been made to enter into any transaction and there can be no assurance that there will be a transaction or as to the terms, conditions or timetable of any such transaction.

We appreciate your interest and know that you have questions, but we will not comment further on specific discussions or any potential transaction unless and until we enter into a definitive agreement with respect to such a transaction.

With that, I will open this call for your questions.

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Thank you. I think it is important to note again that we expect Mueller Systems and Echologics to be profitable in the second half of the year. As a reminder, we are in the ramp-up phase. Our expenses relate to the pursuit of orders we expect to receive and to orders we have received that have not shipped. Entering the second quarter, our backlog at Mueller Systems was up over 80 percent year-over-year, and we expect most of this backlog to ship in the second half of the year. We also received our largest AMI order since acquiring the company - an order in January from Charlotte County, Florida for 50,000 units. In general, the orders we are receiving are mostly related to project work.

While these costs related to the ramp-up are negatively impacting Mueller Co. margins this quarter and will likely continue to do so next quarter, we are confident that this is going to be a good story for us.

With that, I would like to thank you again for joining us this morning and I look forward to seeing you soon.